Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

January 2, 2020

BiomX Inc.

7 Pinhas Sapir St., Floor 2
Ness Ziona, Israel 7414002

Re:	Registration Statement on Form S-8
BiomX Inc.

Ladies and Gentlemen:

We have acted as counsel to BiomX Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 3,149,360 shares of its common stock, $0.0001 par value per share (the “Common Stock”) that will be issuable by the Company under the 2015 Employee Stock Option Plan for Key Employees of BiomX Ltd., as amended (the “2015 Plan”) and the Company’s 2019 Omnibus Long-Term Incentive Plan (the “2019 Plan,” and together with the 2015 Plan, the “Plans”). This opinion is being rendered solely in connection with the registration of the offering and sale of the shares of Common Stock under the Plans (the “Plan Shares”) under the registration requirements of the Securities Act.

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company with the Commission. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Mayer Brown LLP

 Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
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